Final

Credit Suisse Group AG Master Share Plan
(including amendments as of January 1, 2022)

TABLE OF CONTENTS

1. **Purposes**

The purpose of the Credit Suisse Group AG Master Share Plan (the "***Plan***") is to maintain and enhance the overall long-term performance and profitability of the Group by (i) attracting key employees of the Group, (ii) providing an incentive to key employees of the Group to remain in the service of the Group and (iii) aligning the interests of key employees of the Group with the interests of the shareholders of CSG.

2. **Definitions**

For purposes of the Plan, the following terms shall be defined as follows:

"***Award***" means an award made pursuant to the terms of the Plan to an Eligible Employee in the form of Share Awards, Options, Phantom Shares, Performance Shares, Contingent Capital Awards, Share Appreciation Rights or Other Awards.

"***Award Certificate***" means a written document approved in accordance with Section 3(a)(vii) that sets forth the terms and conditions of an Award to a Participant as determined by the Committee. An Award Certificate may be provided to a Participant in connection with, or as part of, a grant notice or similar notice document evidencing certain terms and conditions of an Award. An Award Certificate may be (i) in the form of an agreement between such Participant and CSG or one of its Subsidiaries that is duly executed by or on behalf of CSG or such Subsidiary and is signed by such Participant, (ii) in the form of a certificate or other document issued by CSG or one of its Subsidiaries that is duly executed by or on behalf of CSG or such Subsidiary, but does not require the signature of such Participant, (iii) in such other form as is approved by the Committee, or (iv) notwithstanding the approval requirements of Section 3(a)(vii), a binding written agreement, such as an offer letter or employment agreement, entered into by CSG or a Subsidiary, which provides for an Other Award payable in cash.

"***Blocking Restrictions***" refers to restrictions on the ability to sell or otherwise transfer the Awards, even if vested, or the Registered Shares acquired upon exercise or settlement of Awards.

"***Board***" means the Board of Directors of CSG.

"***Capital Repayment Equivalent***" means a payment made in accordance with Section 5(f) with respect to an Award, which payment shall be equal to the amount of, and paid at the same time as, capital repayments paid on a Registered Share.

"***Cause***" means a Participant's:

(i) (A) willful misconduct or gross negligence in the performance of his or her duties or (B) willful and continued failure or refusal to perform any duties reasonably requested in the course of his or her employment (other than a failure resulting from his or her Disability); or

(ii) fraud, dishonesty, or any other improper conduct that causes, or as determined in the sole discretion of such Participant's Employer has the potential to cause harm to CSG or any Subsidiary, business unit or division or its business or reputation, including, without limitation, violation of any directives or policies of the Group or any applicable laws, rules or regulations, criminal activity, habitual drunkenness or use of illegal drugs; or

(iii) (A) violation of any provision of the Plan or any Award Certificate, (B) engaging in a Restricted Activity during his or her employment with the Group or (C) failure to give notice of his or her resignation required by applicable contract, agreement or policy.

For purposes of this definition, (x) in the event a Participant's Employer determines that at any time prior to such Participant's termination of employment such Participant engaged in conduct that would have been grounds for terminating his or her employment for Cause, such Participant's employment shall be deemed to have been terminated for Cause effective as of the date on which the events giving rise to "Cause" first occurred, and (y) in the event that a Participant purports to or does terminate his or her employment with the Group without providing the Group with the period of notice of termination required by any employment contract, agreement, arrangement, or policy applicable to such Participant, such Participant's employment shall, anything else herein to the contrary notwithstanding, be deemed to have been terminated for Cause effective as of the date on which such Participant purports to or does terminate his or her employment.

"***Change in Control***" means,

(a) with respect to CSG:

(i) any person or group of persons (an "***Acquiring Person***") acquires, directly or indirectly, securities of CSG representing more than 33⅓% of the combined voting power of CSG's then outstanding securities (other than the acquisition by CSG, a Subsidiary, any employee benefit plan of CSG, or any person or entity organized, appointed, or established pursuant to the terms of any such benefit plan), or any other event or events giving rise to the obligation of a person or group of persons to make an offer to acquire all listed equity securities of CSG pursuant to Article 135 alinea 1 of the Swiss Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading regardless of whether an exemption is granted pursuant to alinea 2 of the same section;

(ii) the consummation of a merger or consolidation involving CSG or the sale of substantially all of the assets of CSG to one or more corporations, in any case other than with or to a corporation 50% or more of which is controlled by, or is under common control with, CSG, and except for any such merger or consolidation as a result of which shareholders of CSG immediately prior to such transaction continue to own securities representing 50% or more of the voting power of the surviving entity in such transaction; or

(iii) during any two-year period, individuals who at the date on which such period commences constitute a majority of the Board of CSG cease to constitute a majority thereof for any reason; *provided, however*, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was nominated or elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board.

(b) with respect to a Subsidiary, the occurrence of any event set forth in clauses (a)(i), (ii) or (iii) above with respect to such Subsidiary.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code and payment or settlement of such Award is to be accelerated in connection with any event(s) set forth in clauses (i), (ii) or (iii) above, such event(s) shall not constitute a Change in Control for purposes of the Plan and any Award Certificate unless such event(s) also constitutes a "change in the ownership", "change in the effective control" or "change in the ownership of a substantial portion of the assets" of CSG or a Subsidiary (as such terms are defined under Section 409A of the Code).

"***Code***" means the United States Internal Revenue Code of 1986, as amended, and the applicable guidance, rulings and regulations, including any proposed regulations promulgated thereunder.

"***Committee***" means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan.

"***Contingent Capital Award***" or "***CCA***" means an Award granted to an Eligible Employee pursuant to Section 10(b) consisting of an unsecured right of a Participant to receive one or more payments based on the value of a fixed income instrument that has features of a contingent capital security issued by CSG.

"***CSG***" means Credit Suisse Group AG, the ultimate holding company of the Group.

"***Disability***" means a Participant's disability as defined under any Group long-term disability plan applicable to such Participant; *provided, however*, that if a Participant does not participate in a disability plan, then Disability shall be defined under the pension plan applicable to such Participant. Notwithstanding the foregoing, with respect to an Award held by a Participant that is subject to Section 409A of the Code and payment or settlement of such Award is to be accelerated in connection with a Participant's disability, "Disability" has the meaning assigned to it under Section 409A of the Code.

"***Discretionary Variable Incentive Award***" means a discretionary variable incentive award awarded to a Participant.

"***Dividend Equivalent***" means a payment made in accordance with Section 5(f) with respect to an Award, which payment shall be equal to the amount of, and paid at the same time as, dividends paid on a Registered Share.

"***Effective Date***" means January 1, 2006.

"***Eligible Employees***" has the meaning assigned to it in Section 4.

"***Employer***" means, in the case of any Eligible Employee and any Award, that company that was the direct employer of such Eligible Employee, or the holding company of such company, at the time of grant of such Award (or each such company), or such other company (or companies) as the Committee designates as the Employer of any Eligible Employee or group of Eligible Employees.

"***Fair Market Value***" means, with respect to a Registered Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Registered Share shall equal the average of the daily volume weighted average price of a Registered Share on the SIX Swiss Exchange for the ten consecutive trading days immediately preceding the relevant date of determination.

"***Grant Date***" means the date specified in the Award Certificate as the date of grant of the Award. In the absence of any such date, "***Grant Date***" means the date corporate action approving the grant of the Award was completed or such other date determined by the Committee.

"***Group***" means, collectively, CSG and the Subsidiaries.

"***International Supplement***" means any written document, which a Participant may receive in connection with a grant of Awards under the Plan, containing supplemental terms and conditions with

respect to such Awards depending on the country in which such Participant is employed, as may be amended from time to time.

"***OGR***" means the Organizational Guidelines and Regulations of CSG or any business unit, division or Subsidiary, as well as any supplementary rules and regulations issued thereunder applicable to CSG or any such business unit, division or Subsidiary from time to time.

"***Option***" means an Award consisting of an option to purchase Registered Shares granted to an Eligible Employee pursuant to Section 7.

"***Other Award***" means any form of Award authorized under Section 10.

"***Participant***" means an individual to whom an Award has been granted, and who holds an Award, under the Plan.

"***Phantom Share***" means an Award granted to an Eligible Employee pursuant to Section 8(a) consisting of an unsecured right of the Participant to receive a specified number of Registered Shares.

"***Performance Share***" means an Award granted to an Eligible Employee pursuant to Section 8(b) consisting of an unsecured right of the Participant to receive a specified number of Registered Shares, subject to negative adjustment.

"***Registered Shares***" means the registered shares, par value CHF 0.04 per share, of CSG.

"***Restricted Activity***" means a Participant's:

(i) engagement in a Soliciting Activity prior to the Solicitation Date;

(ii) entry into any Affiliation (as defined below) with any person, corporation, partnership, or other business entity pursuant to which such Participant engages in any activities which (A) if such Participant's employment with the Group has terminated, are competitive with, or substantially similar to, the principal business activities in which such Participant engaged in at any time during the 12-month period prior to the termination of such Participant's employment with the Group, or (B) if such Participant is employed by the Group, the Committee determines in good faith are inconsistent with the best interests of the Group or which are in violation of any policy or obligation such Participant owes to the Group regarding engaging in competitive activities; or

(iii) direct or indirect (A) disclosure or other misuse of any secret, confidential or proprietary information that belongs to or concerns the Group or its current, former or prospective employees or other personnel, clients, customers, vendors or counterparties to whom the Group owes a duty of confidentiality, or any intellectual property of the Group that such Participant learned by reason of such Participant's association with the Group or (B) use of any such information to the detriment of the Group or for personal gain or for the gain of any third party.

For purposes of the foregoing, an "***Affiliation***" with any entity or enterprise shall mean any direct or indirect interest in the entity, whether as an officer, director, employee, partner, stockholder, sole proprietor, trustee, consultant, agent, representative, broker, finder, promoter, or otherwise; *provided, however*, that the acquisition of up to 5% of any class of the outstanding equity, debt securities, or other equity interests of any person, corporation, partnership, or other business entity for passive investment purposes shall not, in and of itself, be construed as an Affiliation. A Participant who is asked, at any time, to

certify that he or she is not engaging or has not engaged in a Restricted Activity for purposes of clause (i), (ii), or (iii) of the above definition and who fails to provide such certification within 30 days following the date of the notice from the Group (determined in accordance with Section 15(r)) shall be deemed to be engaging or have engaged in a Restricted Activity.

"***Securities Act***" means the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"***Share Appreciation Right***" means an Award granted to an Eligible Employee pursuant to Section 9 that entitles such Eligible Employee to receive any appreciation on the Registered Shares during the applicable period.

"***Share Award***" means an Award of Registered Shares granted to an Eligible Employee pursuant to Section 6.

"***Share Compensation Table***" means a table (or tables) adopted from time to time by the Committee in respect of any business unit, division or Employer that specifies the amount of a Participant's Awards based on the size of his or her Discretionary Variable Incentive Award.

"***Solicitation Date***" means the date that is 60 days following a Participant's termination of employment with the Group for any reason (or such later date as required by applicable contract, agreement, policy, law or regulation).

"***Soliciting Activity***" means a Participant's direct or indirect:

(i) hiring, solicitation, inducement or encouragement of any employee of the Group, or any consultant or independent contractor providing services to the Group, to leave the Group or to join or perform services for any other company; or

(ii) solicitation, inducement or encouragement of any entity or person who is a current or prospective customer or client of the Group to cease to engage the services of the Group or to use the services of any entity or person that competes directly with a material business of the Group, where the identity of such customer or client, or the customer's or client's need or desire for or receptiveness to services of a type offered by the Group, is known by such Participant as a result of his or her employment with the Group.

If, at any time, a Participant is asked to certify that he or she is not engaging in a Soliciting Activity for purposes of the above definition and such Participant fails to provide such certification in the form provided to such Participant by the Group within 30 days following the date of the notice from the Group (determined in accordance with Section 15(r)) such Participant shall be deemed to be engaged in or have engaged in a Soliciting Activity.

"***Subsidiary***" means, solely for purposes of the Plan, any entity in which CSG directly or indirectly (i) controls 50% or more of the voting power or holds 50% or more of the issued share capital of such entity or (ii) controls the composition of the board of directors of such entity; *provided, however,* that such entity is a "service recipient" for purposes of Section 409A of the Code, determined using the default provisions set forth in Treasury Regulation 1.409A-(1)(h)(3) or the successor regulation thereto.

3. **Administration of the Plan**

(a) **Power and Authority of the Committee**. The Plan shall be administered by the Committee (or its delegate, if applicable), which shall have full power and authority, subject to applicable laws, rules and regulations, the OGR and the express provisions hereof:

(i) to select Participants from the Eligible Employees;

(ii) to make Awards in accordance with the Plan;

(iii) to establish any sub-plans for purposes of satisfying any applicable laws, rules and regulations of any jurisdiction in which Awards may be made under the Plan;

(iv) to determine the number of Registered Shares subject to each Award or the cash amount payable in connection with an Award;

(v) to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture, cancellation, payment, settlement, blocking and exercisability, and the effect, if any, of a Participant's termination of employment with the Group;

(vi) to amend the terms and conditions of an Award after the granting thereof;

(vii) to specify and approve the provisions of the Award Certificates delivered to Participants in connection with their Awards and to construe and interpret any Award Certificate delivered under the Plan;

(viii) to establish, amend and rescind rules and procedures relating to the Plan;

(ix) to vary the terms of Awards before or after the applicable date of grant to take account of securities law and other regulatory requirements of various countries or to avoid detrimental tax treatment for Participants;

(x) to correct any defects, supply any omission or reconcile any inconsistency in any Award Certificate or the Plan;

(xi) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom;

(xii) to permit Participants to designate beneficiaries to whom Awards shall be transferred upon death;

(xiii) to make all factual and other determinations, to formulate such procedures and to take any other action as may be necessary or advisable for the administration of the Plan; and

(xiv) to construe and interpret the Plan.

(b) **Determinations of Committee Final and Binding**. Subject to the determination of the Board to the contrary, all determinations by the Committee or its delegate in carrying out, administering, construing and interpreting the Plan shall be made in the Committee's sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.

(c) **Liability**. Subject to applicable laws, no member of the Board or the Committee, or any officer or employee of the Group to whom any duties or responsibilities are delegated hereunder, shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. Each member of the Board and the Committee and each such officer or employee of the Group shall be entitled to indemnification and reimbursement from CSG to the extent permitted by applicable law and the by-laws and policies of CSG. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information or advice furnished by the Group's officers or employees, the Group's accountants, the Group's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information or advice.

(d) **Delegation of Authority**. Subject to, and in accordance with, the provisions of the applicable laws, rules, regulations, the OGR and Committee charter in effect from time to time and such additional limitations and restrictions as the Committee may impose, the Committee may from time to time delegate some or all of its authority under the Plan to persons or groups of persons it deems appropriate, including without limitation, officers of CSG and its subsidiaries and the applicable compensation committee for any Subsidiary, business unit or division; *provided, however*, that the Committee may not delegate its authority pursuant to Section 14. In addition, anything in the Plan to the contrary notwithstanding, any authority or responsibility which, under the terms of the Plan, may be exercised by the Committee may instead be exercised by the Board. For purposes of the Plan, references to Committee shall be deemed to refer to any person or groups of persons to whom the Committee delegates authority pursuant to this Section 3(d).

(e) **Government Support**. In the event that the Group is granted government support originating from public funds of the Swiss Confederation (including funds of the Swiss National Bank), the Group shall in pursuance of the conditions of article 10a of the Swiss Banking Law have the right to unilaterally adjust the current compensation system, at any time, according to its full discretion and without any restrictions or limitations. In particular, the Group shall be entitled to fully or partially stop the granting of possible discretionary variable incentive awards ("awards") with immediate effect and/or to amend the terms regarding the granting, vesting and settlement of awards. The Group shall also be entitled to fully or partially cancel any award already granted after January 1, 2012, but not yet vested at the time of receiving government support and/or to amend the terms regarding the vesting and settlement of such awards.

4. Eligible Employees

Officers and other key employees of the Group as designated by the applicable business unit, division or Employer and approved by the Committee in its sole discretion are eligible for Awards under the Plan (such employees, collectively, "***Eligible Employees***"). No employee shall have any right or entitlement to be granted an Award. Independent contractors and other persons who are not recorded on the Group's books and records as employees are not Eligible Employees, regardless of any contrary governmental or judicial determination relating to such employment status.

5. Awards in General

(a) **Types of Award and Award Certificate**. Awards under the Plan may consist of Share Awards, Options, Phantom Shares, Performance Shares, Contingent Capital Awards, Share Appreciation Rights or Other Awards, as the Committee may determine. Any Award may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Awards may be made in combination with, in replacement of, or as alternatives to, grants of rights under any other employee compensation plan of the Group, including the plan of any acquired entity, or may be granted in satisfaction of the Group's obligations under any such plan. Awards may be awarded by any Employer.

(b) **Terms Set Forth in Award Certificate**. The terms and conditions of each Award, including terms and conditions relating to vesting, exercise or settlement, shall be set forth in an Award Certificate, which shall contain terms and conditions that are consistent with the Plan. The terms of Awards may vary among Participants and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Certificates may vary. Notwithstanding the foregoing, and subject to Section 409A(a)(3) of the Code and other applicable laws, rules and regulations, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Award first becomes exercisable. The terms and conditions of an Award will be deemed completed and binding on the date that corporate action approving the Award has been completed, regardless of when the Participant has been notified or provided with the Award Certificate pursuant to Section 15(r) below.

(c) **Termination of Employment**. The Award Certificate may specify at the time of grant of an Award the provisions governing the disposition of such Award in the event of a Participant's termination of employment with the Group. The provisions described in this Section 5(c) may be specified in the applicable Award Certificate or determined at a subsequent time.

(i) Subject to applicable laws, rules and regulations, in connection with a Participant's termination of employment, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award. Unless otherwise specified in an applicable Award Certificate, the following terms shall apply:

(1) Immediately upon a Participant's termination of employment with the Group and except as provided in (2), (3) and (4) below, each Option and Share Appreciation Right that is then held by the Participant or by the Participant's permitted transferee(s) (pursuant to Section 11), if any, will cease to be exercisable and will be immediately cancelled and all other Awards that are then held by the Participant or by the Participant's permitted transferee(s) (pursuant to Section 11), if any, to the extent not already vested will be immediately cancelled.

(2) Subject to (3) and (4) below, all Options and Share Appreciation Rights held by the Participant or the Participant's permitted transferees (pursuant to Section 11), if any, immediately prior to the termination of the Participant's employment with the Group, to the extent then vested and exercisable, will remain exercisable until the earlier of (A) the three-month anniversary of the Participant's termination of employment or (B) the latest date on which the Option of Share Appreciation Right could have been exercised without regard to this Section 5(c), and will thereupon be immediately cancelled.

(3) All Options and Share Appreciation Rights held by a Participant or the Participant's permitted transferees (pursuant to Section 11), if any, immediately prior to the Participant's death or Disability, to the extent then exercisable, will remain exercisable until the earlier of (A) the first anniversary of the Participant's death or Disability or (B) the latest date on which such Option or Share Appreciation Right could have been exercised without regard to this Section 5(c), and will thereupon be immediately cancelled.

(4) All Options and Share Appreciation Rights (whether or not exercisable or vested) and all Awards (whether vested or unvested) held by a Participant or the Participant's permitted transferees (pursuant to Section 11) will immediately be cancelled upon the termination of the Participant's employment with the Group if the termination is

for Cause or at such time the Participant's employment is deemed to have been terminated for Cause.

(ii) Unless otherwise specified in an applicable Award Certificate, the transfer of a Participant's employment from his or her Employer to another Group entity for any reason (including, without limitation, in connection with an internal reorganization) shall not be deemed a termination of the Participant's employment and shall not affect the Participant's outstanding Awards.

(d) **Change in Control of CSG**. The Board shall have full authority to determine the effect, if any, of a Change in Control of CSG on the vesting, exercisability, settlement, payment, performance thresholds or lapse of restrictions applicable to an Award; *provided, however*, that the Committee shall not have the discretionary authority to accelerate the payment or settlement of an Award that is subject to Section 409A of the Code to the extent such discretion would violate the provisions of Section 409A of the Code. Unless otherwise determined by Committee or set forth in the applicable Award Certificate, the following provisions shall apply upon a Change in Control of CSG:

(i) All Share Awards, Phantom Shares, Performance Shares and similar awards shall continue in effect in accordance with their terms and the Board may either (1) lift the Blocking Restrictions or other restrictions on the Share Awards, Phantom Shares, Performance Shares and similar awards or convert Phantom Shares and Performance Shares (and similar awards) to Registered Shares immediately prior to the Change in Control, (2) within 60 days following the consummation of the Change in Control, convert the Share Awards, Phantom Shares, Performance Shares and similar awards into the same number and kind of consideration received by each CSG shareholder in the Change in Control, debt or other consideration with a value equal to such consideration or any combination thereof, or (3) convert the Share Awards (and similar awards) into a share award covering, and Phantom Shares and Performance Shares (and similar awards) into a right to receive, the consideration received by each CSG shareholder in the Change in Control subject to the same terms and conditions; *provided, however*, that the Board may, in its sole discretion, take any action it deems appropriate with respect to the Award, including, without limitation (A) cancel the Award in exchange for other consideration and (B) accelerate the vesting, settlement, payment, determination of the achievement of performance thresholds or lapse of restrictions of the Award.

(ii) Upon a Change in Control as a result of which shareholders of CSG immediately prior to the transaction receive only securities of the surviving entity, each Option and Share Appreciation Right outstanding on the date of the Change in Control shall pertain and apply to the securities that a CSG shareholder would have received in the Change in Control, subject to adjustment of exercise price, number of shares and other terms as deemed appropriate within the discretion of the Committee; *provided, however*, that the Board may, in its sole discretion, take any action it deems appropriate with respect to the Award, including, without limitation (A) cancel the Award in exchange for other consideration and (B) accelerate the vesting, exercisability, settlement or lapse of restrictions of the Award.

In the event, subsequent to the date of grant of an Award, of an internal reorganization or corporate restructuring of CSG, its Subsidiaries, divisions or business areas that does not constitute a Change in Control, the Committee may modify the performance criteria of the Subsidiaries, divisions, business areas or the Group to the extent the Committee deems reasonable, necessary or appropriate, in its sole discretion. No Awards restrict or otherwise inhibit CSG's rights to effect an internal organization or corporate restructuring.

(e) **Change in Control of a Subsidiary**. Unless otherwise set forth in the applicable Award Certificate, upon the occurrence of a Change in Control of a Subsidiary affecting thirty (30) or more Participants, the Committee shall have the full authority to determine the effect, if any, on the vesting, exercisability, settlement, payment, performance conditions or lapse of restrictions applicable to an Award; *provided, however*, that the Committee shall not have the discretionary authority to accelerate the payment or settlement of an Award that is subject to Section 409A of the Code to the extent such discretion would contravene the provisions of Section 409A of the Code. Upon a Change in Control of a Subsidiary affecting less than thirty (30) Participants, the heads of the affected business units shall have the discretionary authority to take any action reserved to the Committee pursuant to the foregoing.

(f) **Dividends and Capital Repayments**. Unless otherwise set forth in an Award Certificate: (1) each Participant who holds a Share Award shall be entitled to receive a dividend and a capital repayment, and each Participant who holds a Phantom Share (or similar Award) shall be entitled to receive a Dividend Equivalent and a Capital Repayment Equivalent, at, or as soon as practicable after, the time dividends are generally paid with respect to the Registered Shares and (2) no dividends, capital repayments, Dividend Equivalents or Capital Repayment Equivalents shall be paid with respect to Contingent Capital Awards, Options, Share Appreciation Rights and Other Awards. Subject to Section 409A of the Code and other applicable laws, rules and regulations, the Committee shall determine the payment and other terms relating to dividends, capital repayments, Dividend Equivalents and Capital Repayment Equivalents, including whether such payments should be made currently or upon vesting of the applicable Award.

(g) **Conditions to Vesting, Settlement, Exercise and Lapse of Blocking Restrictions**. Unless otherwise set forth in an Award Certificate, the following provisions shall apply.

(i) In the event a Participant, during the period commencing on the Grant Date of an Award and ending on the applicable Solicitation Date, engages in a Soliciting Activity, such Participant's outstanding Awards (whether or not vested) shall be cancelled immediately.

(ii) In the event a Participant, at any time prior to the vesting, exercise, settlement or lapse of Blocking Restrictions of an Award (as applicable) (1) directly or indirectly (A) discloses or otherwise misuses any non-public, secret, confidential, or proprietary information that (x) belongs to or concerns the Group or its current, former or prospective employees or other personnel, clients, customers, vendors or counterparties to whom the Group owes a duty of confidentiality or (y) the Participant learned or obtained by reason of his or her association with the Group or (B) uses any such information or intellectual property to the detriment of the Group or for personal gain or for the gain of a third party, (2) willfully engages in any other conduct that is materially detrimental to any interest of the Group, including, but not limited to, fraud, dishonesty, the violation by the Participant of any directives or policies of the Group or other applicable laws, rules or regulations, (3) engages in conduct that evidences serious misbehavior or error or for which the Participant could have been terminated for Cause (whether or not the Participant's employment is actually terminated with the Group, and regardless of when the conduct is discovered), (4) engages in any conduct that causes, could cause or could have caused the Group (or any of its divisions or regions) to suffer a significant downturn in its financial performance or regulatory capital base, or a significant failure of risk management, or (5) engages in conduct that is reviewed by a Group disciplinary conduct, ethics or similar committee or body (or, to the extent a Participant is no longer employed by the Group, would have reasonably been expected to have been reviewed by such committee or body had the Participant remained employed), all of such Participant's outstanding Awards (whether or not vested), or any such portion, as determined by the Group, in its sole discretion, shall be cancelled immediately.

(iii) In the event a Participant, at any time prior to the vesting, exercise, settlement or lapse of Blocking Restrictions of an Award (as applicable) fails or refuses to reasonably cooperate with or reasonably assist the Group (or any member thereof) in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which any member of the Group is a subject, target or party and as to which the Participant may have pertinent information, all of such Participant's outstanding Awards (whether or not vested), or any such portion, as determined by the Group, in its sole discretion, shall be cancelled immediately.

(iv) In the event a Participant makes or encourages others to make any public statement or release any information in verbal, written, electronic or any other form that is intended to, or reasonably could be foreseen to, defame or disparage any member of the Group, or any of its or their employees, officers, directors or shareholders, all of such Participant's outstanding Awards (whether or not vested), or any such portion, as determined by the Group, in its sole discretion, shall be cancelled immediately.

(v) In the event a Participant, at any time prior to the vesting, exercise, settlement or lapse of Blocking Restrictions of an Award (as applicable), has been reasonably determined by the Group, in its sole discretion, to have been granted, awarded or paid by a third-party (including, without limitation, by a new employer or service recipient) cash, equity or other compensation (whether vested or unvested) to replace or substitute, or otherwise in respect of, any Award, the Participant shall have no entitlement in respect of such Award and, if then outstanding, all of such Award (whether or not vested), or any such portion, as determined by the Group, in its sole discretion shall be cancelled immediately.

(vi) In the event a Participant has been granted an Award that is intended to compensate the Participant for the cancellation of, or for becoming ineligible to receive, certain cash, equity or equity-based awards from a prior employer or service recipient, and such Participant receives payment or other consideration from such prior employer or service recipient in respect of such award, as reasonably determined by the Group, in its sole discretion, then such Award (whether or not vested) shall be cancelled in such proportion equal to the payment or consideration received, as determined by the Group, in its sole discretion.

(vii) In the event a Participant is undergoing or otherwise subject to an internal or external investigation that could result in the cancellation of the Participant's Awards pursuant to this Section 5(g) or any other term or condition of the Plan, any International Supplement or an Award Certificate – or such an investigation is imminent – all or any such portion, as determined by the Group, of the Participant's outstanding Awards may not vest, be exercised, settled or released from Blocking Restrictions.

(h) **Clawback**. Any Award that is subject to reduction, cancellation, clawback or recovery under any applicable laws, rules or regulations (including, for this purpose, any applicable stock exchange listing requirements) will be subject to such reduction, cancellation, clawback or recovery as may be required to be made pursuant to any such laws, rules or regulations (or any policy adopted by the Group pursuant to such laws, rules or regulations).

(i) **Reversion of Awards**. Upon the cancellation or forfeiture of an Award for any reason, such Award shall revert to the Group and such Participant shall have no further rights with respect thereto.

6. **Share Awards**

(a) **General**. A Share Award shall consist of one or more Registered Shares granted to a Participant for no consideration other than the provision of services or offered for sale to an Eligible Employee at a purchase price determined by the Committee. Share Awards shall be subject to such restrictions, if any, on transfer or other incidents of ownership for such periods of time, and shall be subject to Blocking Restrictions and such conditions of vesting, as set forth in the applicable Award Certificate. Upon the date provided for settlement in the applicable Award Certificate and subject to any conditions to settlement specified in the applicable Award Certificate, the appropriate number of Registered Shares shall be delivered to and deposited in an account with the Participant's Employer or a third party designated by the Group on the Participant's behalf, as determined by the Group in its sole discretion. Unless otherwise set forth in the applicable Award Certificate, any such Registered Shares shall be fully paid and nonassessable and shall be registered on the Participant's behalf.

(b) **Distributions**. Any Registered Shares or other securities of the Group received by a Participant to whom a Share Award has been granted as a result of a stock distribution to holders of Registered Shares or as a stock dividend on Registered Shares shall be subject to the same terms, conditions and restrictions as such Share Award.

7. **Options**

(a) **Terms of Options Generally**. Each Option shall entitle the Participant to whom the Option was granted to purchase one Registered Share during a specified period at a price that is determined in accordance with Section 7(b) below. The vesting and exercisability conditions applicable to an Option shall be specified in the Award Certificate.

(b) **Exercise Price**. The exercise price for the Registered Share purchasable under an Option or a method for determining the exercise price shall be specified in the Award Certificate; *provided, however*, that the exercise price may not be less than the minimum price required by law.

(c) **Option Term**. The term of each Option shall be specified in the Award Certificate. Unless otherwise set forth in an Award Certificate, each Option shall have a term of ten years from the date of grant.

(d) **Payment of Exercise Price**. Subject to the provisions of the applicable Award Certificate, the exercise price of an Option may be paid, and any withholding tax or other obligations related to an Option may be satisfied, (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Registered Shares already owned by the person exercising the Option and having a Fair Market Value equal to the exercise price or the amount of such obligations, (iii) by a combination of cash and Registered Shares with a Fair Market Value equal to the exercise price or the amount of such obligations, (iv) through net share settlement or a similar procedure involving the withholding of Registered Shares subject to the Option with a Fair Market Value equal to the exercise price or the amount of such obligations, as permitted by the Committee, or (v) by other means that the Committee may authorize. The Committee may, in its sole discretion and subject to applicable law, provide that an Option may also be exercised through a "cashless exercise" procedure involving a broker, dealer or third party approved by the Committee that affords a Participant the opportunity to sell immediately some or all of the Registered Shares underlying the exercised portion of an Option in order to generate sufficient cash to pay the Option exercise price or to satisfy withholding tax or other obligations related to the Option.

8. **Phantom Shares and Performance Shares**

(a) **Phantom Shares.**

(i) General. Phantom Shares represent an unsecured right of a Participant to receive a specified number of Registered Shares, subject to the terms and conditions set forth in the applicable Award Certificate. Upon the date provided for settlement in the applicable Award Certificate and subject to any conditions to settlement specified in the applicable Award Certificate, Phantom Shares shall settle for Registered Shares, equal to the number of Registered Shares subject to such Phantom Shares and shall be delivered to and deposited in an account with the Participant's Employer or a third party designated by the Group on the Participant's behalf, as determined by the Group in its sole discretion. Unless otherwise set forth in the applicable Award Certificate, any such Registered Shares delivered upon settlement of Phantom Shares shall be fully paid and nonassessable and shall be registered on the Participant's behalf.

(ii) Distributions. Any Registered Shares or other securities of the Group received by a Participant to whom a Phantom Share has been granted as a result of a stock distribution to holders of Registered Shares or as a stock dividend on Registered Shares shall be subject to the same terms, conditions and restrictions as such Phantom Share.

(b) **Performance Shares**.

(i) General. Performance Shares represent an unsecured right of a Participant to receive a specified number of Registered Shares, subject to a negative adjustment based on the achievement of fiscal or other performance thresholds or on a discretionary basis, as determined by the Committee in its sole discretion, and subject to the terms and conditions set forth in the applicable Award Certificate. Upon the date provided for settlement in the applicable Award Certificate and subject to any conditions to settlement specified in the applicable Award Certificate, Performance Shares shall settle for Registered Shares, equal to the number of Registered Shares subject to such Performance Shares, as adjusted to reflect any negative adjustment applied to Performance Shares and shall be delivered to and deposited in an account with the Participant's Employer or a third party designated by the Group on the Participant's behalf, as determined by the Group in its sole discretion. Unless otherwise set forth in the applicable Award Certificate, any such Registered Shares delivered upon settlement of Performance Shares shall be fully paid and nonassessable and shall be registered on the Participant's behalf.

(ii) Distributions. Any Registered Shares or other securities of the Group received by a Participant to whom a Performance Share has been granted as a result of a stock distribution to holders of Registered Shares or as a stock dividend on Registered Shares shall be subject to the same terms, conditions and restrictions as such Performance Share.

9. **Share Appreciation Rights**

(a) **General**. A Share Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to the payment specified in the applicable Award Certificate, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Registered Shares for which the Share Appreciation Right is exercised, over the exercise price for such Share Appreciation Right specified in the applicable Award Certificate. The exercise price per Registered Share covered by a Share Appreciation Right or a method for computing such exercise price shall be set forth in the Award Certificate. At the sole discretion of the Committee, payments to a Participant upon exercise of a Share Appreciation Right may be made in cash, in Registered Shares having an aggregate Fair Market Value as of the date of

exercise equal to the amount of such payment, or in a combination of cash and Registered Shares having an aggregate value as of the date of exercise equal to such amount.

(b) **Share Appreciation Rights in Tandem with Options**. A Share Appreciation Right may be granted alone or in addition to other Awards, or in tandem with an Option. A Share Appreciation Right granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto. If granted in tandem with an Option, a Share Appreciation Right shall cover the same underlying Registered Shares as covered by the Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable, and shall have the same term and exercise price as the related Option. Upon exercise of a Share Appreciation Right granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Share Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Option exercise.

10. Other Awards

(a) **General**. The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Group, which Awards may provide for cash payments based in whole or in part on the value or future value of Registered Shares, for the acquisition or future acquisition of Registered Shares or any other CSG security, or any combination thereof. Other Awards shall also include payments of cash, Registered Shares, securities or other consideration under the Plan, which may be based on one or more criteria determined by the Committee which are unrelated to the value of Registered Shares and which may be granted in tandem with, or independent of, other Awards under the Plan.

(b) **Contingent Capital Awards**. Contingent Capital Awards represent an unsecured right of a Participant to receive one or more payments based on the value of a fixed income instrument that has features of a perpetual floating rate Tier 1 contingent capital security issued by CSG with a principal amount specified in the Award Certificate. The terms and conditions of each Contingent Capital Award shall be set forth in the applicable Award Certificate.

11. Transferability

(a) **General**. Except as otherwise determined by the Committee or specified in the applicable Award Certificate, no Award shall be assignable, pledgeable or transferable, and no right or interest of a Participant in any Award shall be subject to any lien, obligation, liability or other such encumbrance of such Participant, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, upon the prior written consent of the Committee or its delegate, a Participant may assign or transfer his or her rights with respect to any Award for no consideration to a trust, limited liability company, or partnership of which all of the beneficiaries, members, or partners are the transferring Participant or members of his or her immediate family, subject to compliance with all applicable tax, securities, and other laws. For purposes of the foregoing, an ***"immediate family"*** member shall mean an individual who is a Participant's spouse, parents, children, siblings (in each case including in-laws and step relationships). During the lifetime of a Participant, an Award shall be exercisable only by such Participant or such Participant's legal guardian; *provided, however,* that following a transfer pursuant to this Section 11, the transferee (or the transferee's legal guardian) shall be permitted to exercise an Award. Any Award transferred shall be further transferable only by will or by the laws of descent and distribution.

The Participant shall be responsible for any expenses paid or incurred by the Group in connection with the transfer of an Award.

(b) **Transfer Mechanics**. No transfer pursuant to this Section 11 shall be effective to bind the Group unless made in compliance with law and unless the Committee shall have been furnished with the following documents (or such other documents it deems necessary):

(i) Written notice of the transfer and a copy of such evidence as the Committee deems necessary to establish the validity of the transfer; and

(ii) An agreement by the transferee to comply with all the terms and conditions of the Awards that are or would have been applicable to such Participant and to be bound by the acknowledgments made by such Participant in connection with the grant of the Award.

12. Recapitalization or Reorganization

(a) **Authority of the Group and Shareholders**. The existence of the Plan, the Award Certificates and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Group or the shareholders of CSG to make or authorize any adjustment, recapitalization, reorganization or other change in the Group's capital structure or its business, any merger or consolidation of the Group, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Registered Shares or the rights thereof or which are convertible into or exchangeable for Registered Shares, or the dissolution or liquidation of the Group, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) **Change in Capitalization**. Notwithstanding any provision of the Plan or any Award Certificate, the number and kind of shares authorized for issuance under or pursuant to the Plan will be equitably adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Registered Shares at a price substantially below Fair Market Value or other similar corporate event affecting the Registered Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number of outstanding Awards and the number and kind of shares subject to any outstanding Award, the purchase price per Registered Share, if any, under any outstanding Award and any performance thresholds applicable to any outstanding Awards will be equitably adjusted (including by payment of cash to a Participant to the extent permitted by Section 409A of the Code and other applicable laws, rules and regulations) in order to preserve, but not increase, the benefits or potential benefits intended to be made available to Participants granted Awards. Such adjustments shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, remains within its sole discretion and shall be final. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same vesting schedule and restrictions to which such Awards were subject as of immediately prior to such adjustment.

(c) **No Fractional Shares**. No fractional Share Awards shall be made, and no fractional Registered Shares shall be issued upon exercise or settlement of Awards, under the Plan.

(d) **American Depositary Receipts**. Wherever the Plan permits the delivery of Registered Shares, the Committee, in its sole discretion, may provide for the delivery of American Depository Receipts registered on the New York Stock Exchange with respect to the Registered Shares.

13. Effective Date and Term

The Plan shall become effective on the Effective Date and shall remain effective until terminated pursuant to Section 14. This Plan applies to any Award made on or after the Effective Date. Awards made prior to the Effective Date shall be governed by the applicable plan pursuant to which they were granted.

14. Amendments and Termination

Subject to applicable law, the Board or the Committee may, at any time, and from time to time, amend, suspend or terminate the Plan and any Award Certificate; *provided, however*, that no termination, amendment, modification or suspension of the Plan or any Award Certificate shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof. Notwithstanding any provision herein to the contrary, the Board or Committee shall have broad authority to amend any of the terms and conditions of the Plan or any Award Certificate without the consent of the holder thereof to the extent necessary or desirable (i) to comply with, or take into account changes in, interpretations or rescissions of, or guidance promulgated under, applicable tax laws, securities laws, accounting rules, employment laws and other applicable laws, rules and regulations, (ii) to ensure that an Award is not subject to taxes, interest or penalties under Sections 409A or 457A of the Code, or (iii) for liquidity management or corporate tax planning purposes.

15. Miscellaneous

(a) **Tax Withholdings**. It is expected that, in many jurisdictions, any payments pursuant to an Award generally will be treated as compensation income for tax purposes and may be subject to tax withholding. Employers will be authorized to withhold, and generally will withhold, with respect to any Award, the amount of their withholding liabilities, other taxes or any other amounts that they determine may be necessary or advisable to withhold under all applicable laws and rules with respect to such Awards or payment and to take such other action as may be necessary in the opinion of such Employer to satisfy all obligations for the payment of such applicable withholding taxes or other amounts. Employers do not ensure and are not responsible for the tax treatment of Awards or payments, if any, under such Awards or any other arrangements of such Employer.

(b) **Entitlements**.

(i) No Effect on Compensation. Neither the Plan nor any Award confers upon any Participant any right or entitlement to receive compensation or a discretionary variable incentive award in any specific amount for any future year, or diminishes in any way the Group's discretion to determine the amount, if any, of a Participant's compensation or discretionary variable incentive award. Awards granted hereunder do not constitute salary, wages, regular compensation, recurrent compensation or contractual compensation for the year of grant or any later year and shall not be included in, or have any effect on, the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Group (including, without limitation, severance, termination of employment and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Group or by the Committee. The benefits provided pursuant to this Plan and each Award granted hereunder are in no way secured, guaranteed or warranted by CSG or any member of the Group.

(ii) No Right to Future Awards. No person shall have any claim or right to receive Awards under the Plan. All Awards granted under the Plan are discretionary in nature. Neither the Plan nor the grant of an Award confers on a Participant any right or entitlement to receive another

award under the Plan or any other plan at any time in the future or with respect to any future period. Any relevant directives and regulations with regard to discretionary variable incentive award payments apply to Awards that represent the payment of portions of discretionary variable incentive awards.

(iii) No Right to Continued Employment. Awards granted pursuant to this Plan are awarded by virtue of the Participant's or Eligible Employee's employment with, and services performed for, the appropriate entities within the Group. Neither the Plan nor the grant of any Award constitutes an employment agreement and nothing in the Plan nor any Award Certificate shall modify the terms of a Participant's or Eligible Employee's employment, including, without limitation, the Participant's or Eligible Employee's status as an "at will" employee of the Group, if applicable. The existence of a contract of employment between a Participant or an Eligible Employee and any entity within the Group will not confer upon the Participant or Eligible Employee any right or entitlement to receive Awards, or any expectation that the Participant or Eligible Employee may participate in the Plan or receive Awards pursuant to the Plan in the future. Moreover, neither the Plan, the grant of Awards under the Plan, nor any action taken or omitted to be taken under the Plan shall be deemed to (A) create or confer on any Participant or Eligible Employee any right to be retained in the employ of the Group or its affiliates, (B) interfere with or to limit in any way the right of the Group or its affiliates to terminate the employment of such Participant or Eligible Employee at any time, or (C) give or create any right to a Participant or Eligible Employee any right to be reemployed by the Group or any affiliate following their termination of employment for any reason.

(c) **Shareholder Rights**. Except as determined by the Committee or otherwise set forth in an Award Certificate, no Participant shall have rights as a shareholder of CSG with respect to an Award prior to exercise or settlement of the Award and the issuance of Registered Shares to such Participant in connection with the Award.

(d) **Satisfaction of Obligations**. Subject to applicable laws, rules and regulations, the Group may apply any cash, Registered Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Group in connection with the Plan or otherwise, including, without limitation, any tax obligations or any overpayments made by the Group to a Participant in connection with the Plan; provided, however, that in no event shall this Section 15(d) create a security or other interest in favor of the Group with respect to any deferred compensation subject to Section 409A of the Code or accelerate or delay the timing or change the amount for federal income tax purposes of any payment of deferred compensation subject to Section 409A of the Code. CSG will have all of the rights of a general unsecured creditor if a Participant fails to timely pay his or her obligations under the Plan or otherwise including, without limitation, subject to applicable law, the right to seize any assets in a brokerage account such Participant maintains with the Group.

(e) **Unfunded Plan**. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Registered Shares in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Group. Any claims by a Participant for payments in connection with an Award shall be in such Participant's capacity as an unsecured general creditor of the Group. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Registered Shares with respect to Awards.

(f) **Securities Laws Restrictions**. Notwithstanding anything in the Plan to the contrary, no Registered Shares shall be issued or delivered to any Participant pursuant to the Plan if CSG determines in good faith that the issuance or delivery of such Registered Shares would violate applicable

law of any jurisdiction or the rules and regulations of any exchange on which Registered Shares are traded. In particular, an Award may not be exercised or settled and no Registered Shares may be issued in connection with an Award unless the issuance of such shares has been registered under the Securities Act, and qualified under applicable United States state "blue sky" laws, or the Group has determined that an exemption from registration and from qualification under such state "blue sky" laws is available. The Group may affix a legend to the stock certificate representing the Registered Shares issued upon the exercise or settlement of an Award as it deems necessary in its sole discretion. The Group may, or may advise its transfer agent or other intermediary, if applicable, to place a stop order against the Registered Shares delivered in connection with the exercise or settlement of an Award if it determines that such an order is necessary or advisable. The Group is under no obligation to register the Registered Shares transferred to a Participant upon exercise or settlement of an Award under the Securities Act. If the Registered Shares are not registered, a Participant may not resell, offer to resell or otherwise transfer such Registered Shares unless the resale or transfer takes place in accordance with applicable law and as otherwise determined by the Committee.

(g) **Award Certificate**. In the event of any conflict or inconsistency between the Plan and any Award Certificate, the Award Certificate shall govern, and the Plan shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(h) **Data Protection**. In order to facilitate the administration of Awards granted under the Plan as well as all of the rights attached to such Awards, each Participant agrees and consents that CSG, its Employer or any other member of the Group may need to collect personal information relating to him or her (including, without limitation name, age, salary, citizenship, personal address, date of birth, structural data (e.g., information found in the Group's intranet directory), employment history and employment records) and each Participant hereby agrees and consents to provide such personal information on request of CSG, the Participant's Employer or any other member of the Group on a need-to-know basis for the purposes described as follows. CSG, a Participant's Employer or another member of the Group may need to process such personal information for these purposes, or in connection with any dispute, litigation or proceeding relating to and only in conjunction with (i) the Participant's Awards, (ii) the Participant's employment or (iii) Awards or the Plan in general, and from time to time, make it available on a need-to-know basis to (x) other entities within the Group or third parties on their reasonable behalf for collecting or processing, including, without limitation, the Group's banking, accounting, legal, human resources, compensation and/or technical advisors and (y) other third parties in connection with any such dispute, litigation or proceeding. In each case, some of these entities and third parties may be situated outside of a Participant's country of employment (including companies or third parties which are incorporated or situated in countries outside of the European Economic Area (including, without limitation, the United States, India and Singapore) which may not have data protection and privacy laws which are viewed as adequate by the European Union within the meaning of the EU Directive 95/46, the EU General Data Protection Regulation (GDPR) or any successor thereto). For these purposes, by accepting an Award, each Participant hereby agrees and consents to such collection, processing, release and transfer of his or her personal information. A Participant's failure to agree will not prejudice CSG's, the Participant's Employer's or any other member of the Group's right to collect, store, process, transfer or use personal information about the Participant independently of this process, pursuant to and in accordance with applicable laws, the Group's policies and other consent obtained from the Participant independently of this process. Each Participant's personal information will remain confidential, to the extent required by applicable law, and will be used only for the purposes described above. Depending on the laws and regulations that apply where a Participant's Employer is located, a Participant may have a right to access, correct and update his or her personal information or request its deletion, at any time by contacting their Employer, subject to the CSG's, the Participant's Employer's or such other member of the Group's need to retain the data for legal, regulatory or operational reasons. Nothing in this Section 15(h) or elsewhere in the Plan, Award Certificate or other related Plan documents shall confer upon a Participant any additional data

protection right that the Participant would not otherwise have under the law of the jurisdiction where the Participant's Employer is located.

(i) **Applicable Law**. To provide for the consistent application of the Plan and all Award Certificates, except as specifically provided in an applicable Award Certificate, the Plan shall in all cases be governed by, and construed in accordance with, the laws of the State of New York, United States applicable to contracts executed and to be performed in that state without giving effect to principles of conflicts of laws; *provided, however* that (x) a Participant's rights and obligations as a holder of Registered Shares acquired in connection with an Award and (y) the definition of Change in Control, shall be governed by Swiss laws without giving effect to principles of conflicts of laws.

(j) **Resolution of Disputes**. Any dispute between the Group (including, without limitation, each applicable Employer) and a Participant, including without limitation, any dispute under the Plan or any Award Certificate shall be finally settled in accordance with the Group's alternative dispute resolution policy applicable to such Participant as in effect from time to time. In the absence of such a policy or except as specifically provided in an applicable Award Certificate, all such disputes shall be initially subject to mediation before any mediation provider agreed to by the parties. Where mediation is not successful, any such matter shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce ("*ICC*") by three arbitrators appointed in accordance with such Rules. The arbitration shall be held in one of the following locations that is closest to such Participant's residence: Zurich, Switzerland; New York, New York, United States; London, England; and Singapore. The disputes shall be submitted to either one or three arbitrator(s) determined in accordance with the ICC Rules. In the case of three arbitrators, each of such Participant and the Group shall select one arbitrator and ICC shall appoint the third arbitrator unless agreed otherwise by the parties. The award rendered by the arbitrator(s) shall be final, valid and binding upon both the Participant and the Group. Judgment upon the award may be entered in any court having jurisdiction thereover and neither such Participant nor the Group may oppose such entry. In consideration for the receipt of the Awards under the Plan or any Award Certificate, any dispute between the Group and a Participant on any topic, whether or not such dispute is related to the Plan or any Award Certificate, shall be handled solely on an individual basis and any claims of a Participant cannot be combined with those of anyone else, such that, for example, a class action could never be maintained in any matter involving claims or counterclaims by a Participant against the Group.

(k) **Consents Under Local Law**. Awards granted pursuant to the Plan are conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

(l) **Sections 409A and 457A of the Code.**

(i) Notwithstanding any contrary provision in the Plan or an Award Certificate, if any provision of the Plan or an Award Certificate contravenes any regulations or guidance promulgated under Sections 409A or 457A of the Code or could cause an Award to be subject to taxes, accelerated taxation, interest or penalties under Sections 409A or 457A of the Code, such provision of the Plan or any Award Certificate may be modified by the Group, or the Group may take any other such action, without consent of such Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Sections 409A or 457A of the Code. Notwithstanding the foregoing, this Section 15(l) does not create an obligation on the part of the Group to modify the Plan or an Award Certificate and does not guarantee that an Award will not be subject to additional taxes, accelerated taxation, interest or penalties under Sections 409A or 457A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the

Plan shall not be applicable to an Award that is subject to Sections 409A or 457A of the Code, to the extent such discretionary authority will contravene Section 409A or 457A of the Code or the regulations or guidance promulgated thereunder. Finally, to the extent an Award that is subject to Sections 409A or 457A of the Code provides that payment or settlement will occur "as soon as administratively practicable" following a specified date or event, payment shall not be made later than December 31st of the calendar year in which such specified date or event occurs.

(ii) Notwithstanding anything in the Plan or any Award Certificate to the contrary, if the Group considers a Participant to be a "specified employee" under Section 409A of the Code at the time of such Participant's "separation from service" (as defined in Section 409A of the Code), and any amount payable under any Award held by such Participation is "deferred compensation" subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant as a result of such "separation from service" shall not be made until the date that is six months after such "separation from service," except to the extent that earlier distribution would not result in such Participant's incurring interest or additional tax under Section 409A of the Code.

(m) **Prohibition of Personal Hedging Strategies**. By accepting any Award, such Participant acknowledges and agrees that such Participant will not use personal hedging strategies (i) to undermine the risk alignment effects embedded in any such Award granted to such Participant under the Plan or (ii) in a manner that is inconsistent with, or in violation of, applicable Group policies.

(n) **No Limitation on Corporate Actions**. Nothing contained in the Plan shall be construed to prevent the Group from taking any corporate action, whether or not it would have an adverse effect on any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Group as a result of any corporate action.

(o) **Severability**. In the event any provision or part of the Plan or an Award Certificate is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Plan or Award Certificate, as applicable, shall be inoperative.

(p) **Headings**. The headings of Sections in the Plan are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(q) **Expenses**. The costs and expenses of administering the Plan shall be borne by the Group.

(r) **Notices**. Any notice required by the terms of the Plan or any Award Certificate or any International Supplement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit in the mail, by registered or certified mail. Notice to the Group shall be delivered to the Participant's direct Employer at its principal executive office and to a Participant at the address that the Participant has most recently provided to the Group; provided, however, the Group may provide notices by Group email or other electronic means that are generally used for communications to Group employees or former employees.

(s) **Translations**. The Plan, any International Supplement and any Award Certificate shall be provided in English and may be translated into other languages. In the event of any conflict or inconsistency between an English version and the translated version of such document, the English version of such document shall govern and the translated version of such document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(t) **Successors and Assigns of CSG**. As to CSG, the terms of the Plan shall be binding upon and inure to the benefit of CSG and its successors and assigns.